Exhibit 15(xi) under Form N-1A
                                               Exhibit 1 under Item 601/Reg. S-K


                                    EXHIBIT A
                                     to the
                                 Rule 12b-1 Plan

                           VISION GROUP OF FUNDS, INC.

                            Vision Mid Cap Value Fund
                    (formerly: Vision Growth and Income Fund)
                           Vision Mid Cap Growth Fund
                  (formerly: Vision Capital Appreciation Fund)
                           Vision Large Cap Value Fund
                      (formerly: Vision Equity Income Fund)
                          Vision Large Cap Growth Fund



         This Plan is adopted by VISION GROUP OF FUNDS, INC. with respect to the Class B Shares of the portfolio(s) of the Corporation set forth above.

         In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of .75 of 1% of the average aggregate net asset value of Vision Mid Cap Value Fund, Vision Mid Cap Growth Fund, Vision Large Cap Value Fund and Vision Large Cap Growth Fund during the month.

         Witness the due execution hereof this 1st day of May, 1999.


                           VISION GROUP OF FUNDS, INC.
                     (formerly: Vision Group of Funds, Inc.)


                                By:
                                                                   President